                                                                  Rule 424(b)(3)
                                                                      333-112274


            Addendum to Prospectus Supplement Dated February 26, 2004

                                                          Dated: October 1, 2005
                                 STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $2,100,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the Sales Period commencing on October 1, 2005 and terminating on October 31, 2005 is $3,737 representing an effective yield to maturity of 4.85%.

Effective as of May 1, 2005 the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $2,100,000,000.

To ensure purchase of a Bond at such interest rate, all supporting documentation must be received in a form acceptable to Israel and the full purchase must be accepted by Israel by October 24, 2005.